SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (RULE 13d-101)

    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a)
             AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                                (AMENDMENT NO. 1)

                                  AT ROAD, INC.

                                (Name of Issuer)

                    Common Stock, par value $0.001 per share

                         (Title of Class of Securities)

                                    04648K105
                                 (CUSIP Number)

                                Michael P. Maher
                            c/o U.S. Venture Partners
                               2735 Sand Hill Road
                              Menlo Park, CA 94025
                                 (650) 854-9080

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                    COPY TO:

                               Sean Caplice, Esq.
        C/o Gunderson Dettmer Stough Villeneuve Franklin & Hachigan, LLP
                  155 Constitution Drive, Menlo Park, CA 95025
                                 (650) 321-2400

                                 August 19, 2003
             (Date of Event Which Requires Filing of This Statement)

                         (Continued on following pages)


                              (Page 1 of 24 Pages)

CUSIP No. 04648K105                SCHEDULE 13D               Page 2 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      U.S. Venture Partners V, L.P. ("USVP V")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER

                        5,423,586 shares,  except that Presidio Management Group
                        V, L.L.C.  ("PMG V"), the general partner of USVP V, may
                        be deemed to have sole voting power with respect to such
                        shares,  and  Irwin  Federman  ("Federman"),  Steven  M.
                        Krausz  ("Krausz"),  Stuart  G.  Phillips  ("Phillips"),
                        Jonathan   D.  Root   ("Root  ")  and  Philip  M.  Young
                        ("Young"),  the managing members of PMG V, may be deemed
                        to have shared voting power with respect to such shares.
                        --------------------------------------------------------
  NUMBER OF       8     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 7.
  OWNED BY              --------------------------------------------------------
    EACH          9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               5,423,586  shares,  except PMG V, the general partner of
    WITH                USVP V, may be  deemed to have  sole  dispositive  power
                        with  respect  to such  shares,  and  Federman,  Krausz,
                        Phillips, Root and Young, the managing members of PMG V,
                        may be  deemed to have  shared  dispositive  power  with
                        respect to such shares.
                        --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        See response to row 9.
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,423,586
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                        |_|

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      10.1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 04648K105                SCHEDULE 13D               Page 3 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      USVP V International, L.P. ("V Int'l")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER

                        301,311  shares,  except that PMG V, the general partner
                        of V Int'l, may be deemed to have sole voting power with
                        respect to such shares, and Federman,  Krausz, Phillips,
                        Root and Young,  the  managing  members of PMG V, may be
                        deemed to have shared  voting power with respect to such
                        shares.
                        --------------------------------------------------------
  NUMBER OF       8     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 7.
  OWNED BY              --------------------------------------------------------
    EACH          9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               301,311  shares,  except that PMG V, the general partner
    WITH                of V Int'l, may be deemed to have sole dispositive power
                        with  respect  to such  shares,  and  Federman,  Krausz,
                        Phillips, Root and Young, the managing members of PMG V,
                        may be  deemed to have  shared  dispositive  power  with
                        respect to such shares.
                        --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        See response to row 9.
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      301,311
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                        |_|

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.6%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 04648K105                SCHEDULE 13D               Page 4 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      USVP V Entrepreneur Partners, L.P. ("EP V")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER

                        132,577  shares,  except that PMG V, the general partner
                        of EP V, may be deemed to have sole  voting  power  with
                        respect to such shares, and Federman,  Krausz, Phillips,
                        Root and Young,  the  managing  members of PMG V, may be
                        deemed to have shared  voting power with respect to such
                        shares.
                        --------------------------------------------------------
  NUMBER OF       8     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 7.
  OWNED BY              --------------------------------------------------------
    EACH          9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               132,577  shares,  except that PMG V, the general partner
    WITH                of EP V, may be deemed to have  sole  dispositive  power
                        with  respect  to such  shares,  and  Federman,  Krausz,
                        Phillips, Root and Young, the managing members of PMG V,
                        may be  deemed to have  shared  dispositive  power  with
                        respect to such shares.
                        --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        See response to row 9.
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      132,577
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                        |_|

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.2%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 04648K105                SCHEDULE 13D               Page 5 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      2180 Associates Fund V, L.P. ("2180 V")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER

                        168,734  shares,  except that PMG V, the general partner
                        of 2180 V, may be deemed to have sole voting  power with
                        respect to such shares, and Federman,  Krausz, Phillips,
                        Root and Young,  the  managing  members of PMG V, may be
                        deemed to have shared  voting power with respect to such
                        shares.
                        --------------------------------------------------------
  NUMBER OF       8     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 7.
  OWNED BY              --------------------------------------------------------
    EACH          9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               168,734  shares,  except that PMG V, the general partner
    WITH                of 2180 V, may be deemed to have sole dispositive  power
                        with  respect  to such  shares,  and  Federman,  Krausz,
                        Phillips, Root and Young, the managing members of PMG V,
                        may be  deemed to have  shared  dispositive  power  with
                        respect to such shares.
                        --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        See response to row 9.
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      168,734
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                        |_|

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.3%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 04648K105                SCHEDULE 13D               Page 6 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Presidio Management Group V, L.L.C. ("PMG V")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      N/A
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER

                        6,026,208  shares, of which 5,423,586 are directly owned
                        by  USVP V,  301,311  are  directly  owned  by V  Int'l,
                        132,577  are  directly  owned  by EP V and  168,734  are
                        directly  owned by 2180 V. PMG V is the general  partner
                        of USVP V, V Int'l, EP V and 2180 V and may be deemed to
                        have sole voting power with respect to such shares,  and
                        Federman, Krausz, Phillips, Root and Young, the managing
                        members  of PMG V, may be deemed to have  shared  voting
                        power with respect to such shares.
                        --------------------------------------------------------
  NUMBER OF       8     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 7.
  OWNED BY              --------------------------------------------------------
    EACH          9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               6,026,208  shares, of which 5,423,586 are directly owned
    WITH                by  USVP V,  301,311  are  directly  owned  by V  Int'l,
                        132,577  are  directly  owned  by EP V and  168,734  are
                        directly  owned by 2180 V. PMG V is the general  partner
                        of USVP V, V Int'l, EP V and 2180 V and may be deemed to
                        have sole dispositive power with respect to such shares,
                        and  Federman,  Krausz,  Phillips,  Root and Young,  the
                        managing  members of PMG V, may be deemed to have shared
                        dispositive power with respect to such shares.
                        --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        See response to row 9.
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      6,026,208
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                        |_|

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      11.3%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 04648K105                SCHEDULE 13D               Page 7 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      U.S. Venture Partners VII, L.P. ("USVP VII")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER

                        1,833,128 shares,  except that Presidio Management Group
                        VII,  L.L.C.  ("PMG VII"),  the general  partner of USVP
                        VII,  may be  deemed  to have  sole  voting  power  with
                        respect  to such  shares,  and  Federman,  Winston S. Fu
                        ("Fu"), Krausz, David Liddle ("Liddle"),  Phillips, Root
                        and  Young,  the  managing  members  of PMG VII,  may be
                        deemed to have a shared  voting  power  with  respect to
                        such shares.
                        --------------------------------------------------------
  NUMBER OF       8     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 7.
  OWNED BY              --------------------------------------------------------
    EACH          9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               1,833,128 shares, except PMG VII, the general partner of
    WITH                USVP VII, may be deemed to have sole  dispositive  power
                        with respect to such shares,  and Federman,  Fu, Krausz,
                        Liddle,  Phillips,  Root and Young, the managing members
                        of PMG VII,  may be deemed to have a shared  dispositive
                        power with respect to such shares.
                        --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        See response to row 9.
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,833,128
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                        |_|

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      3.4%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 04648K105                SCHEDULE 13D               Page 8 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      USVP Entrepreneur Partners VII-A, L.P. ("EP VII-A")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER

                        19,095 shares,  except that PMG VII, the general partner
                        of EP VII-A,  may be deemed  to have sole  voting  power
                        with respect to such shares,  and Federman,  Fu, Krausz,
                        Liddle,  Phillips,  Root and Young, the managing members
                        of PMG VII,  may be deemed to have shared  voting  power
                        with respect to such shares.
                        --------------------------------------------------------
  NUMBER OF       8     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 7.
  OWNED BY              --------------------------------------------------------
    EACH          9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               19,095 shares,  except that PMG VII, the general partner
    WITH                of EP VII-A,  may be  deemed  to have  sole  dispositive
                        power with respect to such  shares,  and  Federman,  Fu,
                        Krausz, Liddle,  Phillips,  Root and Young, the managing
                        members  of  PMG  VII,  may be  deemed  to  have  shared
                        dispositive power with respect to such shares.
                        --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        See response to row 9.
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      19,095
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                        |_|

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 04648K105                SCHEDULE 13D               Page 9 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      USVP Entrepreneur Partners VII-B, L.P. ("EP VII-B")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER

                        19,095 shares,  except that PMG VII, the general partner
                        of EP VII-B,  may be deemed  to have sole  voting  power
                        with respect to such shares,  and Federman,  Fu, Krausz,
                        Liddle,  Phillips,  Root and Young, the managing members
                        of PMG VII,  may be deemed to have shared  voting  power
                        with respect to such shares.
                        --------------------------------------------------------
  NUMBER OF       8     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 7.
  OWNED BY              --------------------------------------------------------
    EACH          9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               19,095 shares,  except that PMG VII, the general partner
    WITH                of EP VII-B,  may be  deemed  to have  sole  dispositive
                        power with respect to such  shares,  and  Federman,  Fu,
                        Krausz, Liddle,  Phillips,  Root and Young, the managing
                        members  of  PMG  VII,  may be  deemed  to  have  shared
                        dispositive power with respect to such shares.
                        --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        See response to row 9.
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      19,095
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                        |_|

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 04648K105                SCHEDULE 13D              Page 10 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      2180 Associates Fund VII, L.P. ("2180 VII")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER

                        38,191 shares,  except that PMG VII, the general partner
                        of 2180 VII,  may be deemed  to have sole  voting  power
                        with respect to such shares,  and Federman,  Fu, Krausz,
                        Liddle,  Phillips,  Root and Young, the managing members
                        of PMG VII,  may be deemed to have shared  voting  power
                        with respect to such shares.
                        --------------------------------------------------------
  NUMBER OF       8     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 7.
  OWNED BY              --------------------------------------------------------
    EACH          9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               38,191 shares,  except that PMG VII, the general partner
    WITH                of 2180 VII,  may be  deemed  to have  sole  dispositive
                        power with respect to such  shares,  and  Federman,  Fu,
                        Krausz, Liddle,  Phillips,  Root and Young, the managing
                        members  of  PMG  VII,  may be  deemed  to  have  shared
                        dispositive power with respect to such shares.
                        --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        See response to row 9.
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      38,191
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                        |_|

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 04648K105                SCHEDULE 13D              Page 11 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Presidio Management Group VII, L.L.C. ("PMG VII")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      N/A
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER

                        1,909,509  shares, of which 1,833,128 are directly owned
                        by USVP  VII,  19,095  are  directly  owned by EP VII-A,
                        19,095  are  directly  owned by EP VII-B and  38,191 are
                        directly  owned  by 2180  VII.  PMG  VII is the  general
                        partner of USVP VII, EP VII-A, EP VII-B and 2180 VII and
                        may be deemed to have sole voting  power with respect to
                        such shares, and Federman, Fu, Krausz, Liddle, Phillips,
                        Root and Young,  the managing members of PMG VII, may be
                        deemed to have shared  voting power with respect to such
                        shares.
                        --------------------------------------------------------
  NUMBER OF       8     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 7.
  OWNED BY              --------------------------------------------------------
    EACH          9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               1,909,509  shares, of which 1,833,128 are directly owned
    WITH                by USVP  VII,  19,095  are  directly  owned by EP VII-A,
                        19,095  are  directly  owned by EP VII-B and  38,191 are
                        directly  owned  by 2180  VII.  PMG  VII is the  general
                        partner of USVP VII, EP VII-A, EP VII-B and 2180 VII and
                        may be deemed to have sole voting  power with respect to
                        such shares, and Federman, Fu, Krausz, Liddle, Phillips,
                        Root and Young,  the managing members of PMG VII, may be
                        deemed to have shared  dispositive power with respect to
                        such shares.
                        --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        See response to row 9.
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,909,509
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                        |_|

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      3.6%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 04648K105                SCHEDULE 13D              Page 12 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Irwin Federman ("Federman")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      N/A
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       8     SHARED VOTING POWER
   SHARES
BENEFICIALLY            7,935,717  shares, of which 5,423,586 are directly owned
  OWNED BY              by  USVP V,  301,311  are  directly  owned  by V  Int'l,
    EACH                132,577 are directly owned by EP V, 168,734 are directly
  REPORTING             owned by 2180 V,  1,833,128  are directly  owned by USVP
   PERSON               VII,  19,095 are directly owned by EP VII-A,  19,095 are
    WITH                directly owned by EP VII-B and 38,191 are directly owned
                        by 2180 VII.  Federman is a managing  member of both PMG
                        V, the general partner of USVP V, V Int'l, EP V and 2180
                        V, and PMG VII,  the  general  partner  of USVP VII,  EP
                        VII-A,  EP VII-B and 2180 VII, and may be deemed to have
                        shared voting power with respect to such shares.
                        --------------------------------------------------------
                  9     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        7,935,717 shares, of which 5,423,586 are directly owned by USVP V, 301,311 are directly owned by V Int'l, 132,577 are directly owned by EP V, 168,734 are directly owned by 2180 V, 1,833,128 are directly owned by USVP VII, 19,095 are directly owned by EP VII-A, 19,095 are directly owned by EP VII-B and 38,191 are directly owned by 2180 VII. Federman is a managing member of both PMG V, the general partner of USVP V, V Int'l, EP V and 2180 V, and PMG VII, the general partner of USVP VII, EP VII-A, EP VII-B and 2180 VII, and may be deemed to have shared dispositive power with respect to such shares.
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      7,935,717
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                        |_|

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      14.8%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 04648K105                SCHEDULE 13D              Page 13 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Winston S. Fu  ("Fu")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      N/A
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       8     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,909,509  shares, of which 1,833,128 are directly owned
  OWNED BY              by USVP  VII,  19,095  are  directly  owned by EP VII-A,
    EACH                19,095  are  directly  owned by EP VII-B and  38,191 are
  REPORTING             directly  owned by 2180 VII. Fu is a managing  member of
   PERSON               PMG VII, the general  partner of USVP VII, EP VII-A,  EP
    WITH                VII-B  and 2180 VII,  and may be  deemed to have  shared
                        voting power with respect to such shares.
                        --------------------------------------------------------
                  9     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        1,909,509 shares, of which 1,833,128 are directly owned by USVP VII, 19,095 are directly owned by EP VII-A, 19,095 are directly owned by EP VII-B and 38,191 are directly owned by 2180 VII. Fu is a managing member of PMG VII, the general partner of USVP VII, EP VII-A, EP VII-B and 2180 VII, and may be deemed to have shared dispositive power with respect to such shares.
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,909,509
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                        |_|

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      3.6%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 04648K105                SCHEDULE 13D              Page 14 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Steven M. Krausz ("Krausz")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      N/A
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       8     SHARED VOTING POWER
   SHARES
BENEFICIALLY            7,935,717  shares, of which 5,423,586 are directly owned
  OWNED BY              by  USVP V,  301,311  are  directly  owned  by V  Int'l,
    EACH                132,577 are directly owned by EP V, 168,734 are directly
  REPORTING             owned by 2180 V,  1,833,128  are directly  owned by USVP
   PERSON               VII,  19,095 are directly owned by EP VII-A,  19,095 are
    WITH                directly owned by EP VII-B and 38,191 are directly owned
                        by 2180 VII.  Krausz is a managing member of both PMG V,
                        the general partner of USVP V, V Int'l, EP V and 2180 V,
                        and PMG VII, the general  partner of USVP VII, EP VII-A,
                        EP VII-B and 2180 VII,  and may be deemed to have shared
                        voting power with respect to such shares.
                        --------------------------------------------------------
                  9     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        7,935,717 shares, of which 5,423,586 are directly owned by USVP V, 301,311 are directly owned by V Int'l, 132,577 are directly owned by EP V, 168,734 are directly owned by 2180 V, 1,833,128 are directly owned by USVP VII, 19,095 are directly owned by EP VII-A, 19,095 are directly owned by EP VII-B and 38,191 are directly owned by 2180 VII. Krausz is a managing member of both PMG V, the general partner of USVP V, V Int'l, EP V and 2180 V, and PMG VII, the general partner of USVP VII, EP VII-A, EP VII-B and 2180 VII and may be deemed to have shared dispositive power with respect to such shares.
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      7,935,717
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                        |_|

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      14.8%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 04648K105                SCHEDULE 13D              Page 15 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      David Liddle ("Liddle")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      N/A
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       8     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,909,509  shares, of which 1,833,128 are directly owned
  OWNED BY              by USVP  VII,  19,095  are  directly  owned by EP VII-A,
    EACH                19,095  are  directly  owned by EP VII-B and  38,191 are
  REPORTING             directly owned by 2180 VII.  Liddle is a managing member
   PERSON               of PMG VII,  the general  partner of USVP VII, EP VII-A,
    WITH                EP VII-B and 2180 VII,  and may be deemed to have shared
                        voting power with respect to such shares.  Note:  Liddle
                        is  married  to  Ruthann  Quindlen  who  is  a  managing
                        director  of  Institutional   Venture  Management  VIII,
                        L.L.C. ("IVM"). IVM also has an ownership interest in At
                        Road,  Inc.  Liddle's  spouse may be deemed a beneficial
                        owner of the IVM and related entities'  reported shares,
                        but Liddle disclaims beneficial ownership in the shares,
                        except to the extent of any indirect  pecuniary interest
                        therein held by his spouse
                        --------------------------------------------------------
                  9     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        1,909,509 shares, of which 1,833,128 are directly owned by USVP VII, 19,095 are directly owned by EP VII-A, 19,095 are directly owned by EP VII-B and 38,191 are directly owned by 2180 VII. Liddle is a managing member of PMG VII, the general partner of USVP VII, EP VII-A, EP VII-B and 2180 VII, and may be deemed to have shared dispositive power with respect to such shares. See Note in Row 8.
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,909,509
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                        |_|

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      3.6%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 04648K105                SCHEDULE 13D              Page 16 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Stuart G. Phillips ("Phillips")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      N/A
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER

                        67,500 shares.
                        --------------------------------------------------------
  NUMBER OF       8     SHARED VOTING POWER
   SHARES
BENEFICIALLY            7,935,717  shares, of which 5,423,586 are directly owned
  OWNED BY              by  USVP V,  301,311  are  directly  owned  by V  Int'l,
    EACH                132,577 are directly owned by EP V, 168,734 are directly
  REPORTING             owned by 2180 V,  1,833,128  are directly  owned by USVP
   PERSON               VII,  19,095 are directly owned by EP VII-A,  19,095 are
    WITH                directly owned by EP VII-B and 38,191 are directly owned
                        by 2180 VII.  Phillips is a managing  member of both PMG
                        V, the general partner of USVP V, V Int'l, EP V and 2180
                        V, and PMG VII,  the  general  partner  of USVP VII,  EP
                        VII-A,  EP VII-B and 2180 VII, and may be deemed to have
                        shared voting power with respect to such shares.
                        --------------------------------------------------------
                  9     SOLE DISPOSITIVE POWER

                        67,500 shares.
                        --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        7,935,717 shares, of which 5,423,586 are directly owned by USVP V, 301,311 are directly owned by V Int'l, 132,577 are directly owned by EP V, 168,734 are directly owned by 2180 V, 1,833,128 are directly owned by USVP VII, 19,095 are directly owned by EP VII-A, 19,095 are directly owned by EP VII-B and 38,191 are directly owned by 2180 VII. Phillips is a managing member of both PMG V, the general partner of USVP V, V Int'l, EP V and 2180 V, and PMG VII, the general partner of USVP VII, EP VII-A, EP VII-B and 2180 VII, and may be deemed to have shared dispositive power with respect to such shares.
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,003,217
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                        |_|

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      14.9%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 04648K105                SCHEDULE 13D              Page 17 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Jonathan D. Root ("Root")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      N/A
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       8     SHARED VOTING POWER
   SHARES
BENEFICIALLY            7,935,717  shares, of which 5,423,586 are directly owned
  OWNED BY              by  USVP V,  301,311  are  directly  owned  by V  Int'l,
    EACH                132,577 are directly owned by EP V, 168,734 are directly
  REPORTING             owned by 2180 V,  1,833,128  are directly  owned by USVP
   PERSON               VII,  19,095 are directly owned by EP VII-A,  19,905 are
    WITH                directly owned by EP VII-B and 38,191 are directly owned
                        by 2180 VII.  Root is a  managing  member of both PMG V,
                        the general partner of USVP V, V Int'l, EP V and 2180 V,
                        and PMG VII, the general  partner of USVP VII, EP VII-A,
                        EP VII-B and 2180 VII,  and may be deemed to have shared
                        voting power with respect to such shares.
                        --------------------------------------------------------
                  9     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        7,935,717 shares, of which 5,423,586 are directly owned by USVP V, 301,311 are directly owned by V Int'l, 132,577 are directly owned by EP V, 168,734 are directly owned by 2180 V, 1,833,128 are directly owned by USVP VII, 19,095 are directly owned by EP VII-A, 19,095 are directly owned by EP VII-B and 38,191 are directly owned by 2180 VII. Root is a managing member of both PMG V, the general partner of USVP V, V Int'l, EP V and 2180 V, and PMG VII, the general partner of USVP VII, EP VII-A, EP VII-B and 2180 VII, and may be deemed to have shared dispositive power with respect to such shares.
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      7,935,717
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                        |_|

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      14.8%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 04648K105                SCHEDULE 13D              Page 18 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Philip M. Young ("Young")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      PF
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER

                        20,000 shares.
                        --------------------------------------------------------
  NUMBER OF       8     SHARED VOTING POWER
   SHARES
BENEFICIALLY            7,935,717  shares, of which 5,423,586 are directly owned
  OWNED BY              by  USVP V,  301,311  are  directly  owned  by V  Int'l,
    EACH                132,577 are directly owned by EP V, 168,734 are directly
  REPORTING             owned by 2180 V,  1,833,128  are directly  owned by USVP
   PERSON               VII,  19,095 are directly owned by EP VII-A,  19,095 are
    WITH                directly  owned by EP VII-B,  and  38,191  are  directly
                        owned by 2180 VII.  Young is a  managing  member of both
                        PMG V, the general  partner of USVP V, V Int'l, EP V and
                        2180 V, and PMG VII, the general partner of USVP VII, EP
                        VII-A,  EP VII-B and 2180 VII, and may be deemed to have
                        shared voting power with respect to such shares.
                        --------------------------------------------------------
                  9     SOLE DISPOSITIVE POWER

                        20,000 shares.
                        --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        7,935,717 shares, of which 5,423,586 are directly owned by USVP V, 301,311 are directly owned by V Int'l, 132,577 are directly owned by EP V, 168,734 are directly owned by 2180 V, 1,833,128 are directly owned by USVP VII, 19,095 are directly owned by EP VII-A, 19,095 are directly owned by EP VII-B, and 38,191 are directly owned by 2180 VII. Young is a managing member of both PMG V, the general partner of USVP V, V Int'l, EP V and 2180 V, and PMG VII, the general partner of USVP VII, EP VII-A, EP VII-B and 2180 VII, and may be deemed to have shared dispositive power with respect to such shares.
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      7,955,717
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                        |_|

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      14.9%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 04648K105                SCHEDULE 13D              Page 19 of 24 Pages
--------------------------------------------------------------------------------

            This Amendment No.1 amends the original Statement on Schedule 13D previously filed by the Reporting Persons, and is filed to primarily reflect the disposition of Common Stock of the Issuer and the change aggregate ownership of the Reporting Persons. Only those items to which there has been a change are included in this Amendment No. 1.

ITEM 4. PURPOSE OF TRANSACTION. The Reporting Persons disposed of Common Stock of the Issuer in a transaction reported on Form S-3. Depending on the factors discussed herein, the Reporting Persons may, from time to time, acquire additional shares of Common Stock and/or retain and/or sell all or a portion of the shares of the Common Stock of the Issuer held by the Reporting Persons in the open market or in privately negotiated transactions, or may distribute the shares of Common Stock held by the Reporting Persons to their respective partners. Any actions the Reporting Persons might undertake will be dependent upon the Reporting Persons' review of numerous factors, including, among other things, the price levels of the Common Stock; general market and economic conditions; ongoing evaluation of the Company's business, financial condition, operations and prospects; the relative attractiveness of alternative business and investment opportunities; and other future developments.

ITEM 5.     INTEREST IN SECURITIES OF THE ISSUER.

            (a) See Rows 11 and 13 for each Reporting Person.

            (b) See Rows 7, 8, 9, and 10 for each Reporting Person.

ITEM 7.     MATERIALS TO BE FILED AS EXHIBITS. Exhibit A:
            Agreement of Joint Filing; Exhibit B: Reference to Michael P. Maher as Attorney-In-Fact.

CUSIP No. 04648K105                SCHEDULE 13D              Page 20 of 24 Pages
--------------------------------------------------------------------------------

                                   SIGNATURES

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2004

U.S. Venture Partners V, L.P.                        /s/ Michael Maher
By Presidio Management Group V, L.L.C.               ------------------------
Its General Partner                                  Signature

                                                     Michael Maher
                                                     Chief Financial Officer/
                                                     Attorney-In-Fact

USVP V International, L.P.                           /s/ Michael Maher
By Presidio Management Group V, L.L.C.               ------------------------
Its General Partner                                  Signature

                                                     Michael Maher
                                                     Chief Financial Officer/
                                                     Attorney-In-Fact

USVP V Entrepreneur Partners, L.P.                   /s/ Michael Maher
By Presidio Management Group V, L.L.C.               ------------------------
Its General Partner                                  Signature

                                                     Michael Maher
                                                     Chief Financial Officer/
                                                     Attorney-In-Fact

2180 Associates Fund V, L.P.                         /s/ Michael Maher
By Presidio Management Group V, L.L.C.               ------------------------
Its General Partner                                  Signature

                                                     Michael Maher
                                                     Chief Financial Officer/
                                                     Attorney-In-Fact

By Presidio Management Group V, L.L.C.               /s/ Michael Maher
A Delaware Limited Liability Company                 ------------------------
                                                     Signature

                                                     Michael Maher
                                                     Chief Financial Officer/
                                                     Attorney-In-Fact

U.S. Venture Partners VII, L.P.                      /s/ Michael Maher
By Presidio Management Group V, L.L.C.               ------------------------
Its General Partner                                  Signature

                                                     Michael Maher
                                                     Chief Financial Officer/
                                                     Attorney-In-Fact

USVP Entrepreneur Partners VII-A                     /s/ Michael Maher
By Presidio Management Group V, L.L.C.               ------------------------
Its General Partner                                  Signature

                                                     Michael Maher
                                                     Chief Financial Officer/
                                                     Attorney-In-Fact

CUSIP No. 04648K105                SCHEDULE 13D              Page 21 of 24 Pages
--------------------------------------------------------------------------------

USVP Entrepreneur Partners VII-B                     /s/ Michael Maher
By Presidio Management Group V, L.L.C.               ------------------------
Its General Partner                                  Signature

                                                     Michael Maher
                                                     Chief Financial Officer/
                                                     Attorney-In-Fact

2180 Associates Fund VII, L.P.                       /s/ Michael Maher
By Presidio Management Group V, L.L.C.               ------------------------
Its General Partner                                  Signature

                                                     Michael Maher
                                                     Chief Financial Officer/
                                                     Attorney-In-Fact

Presidio Management Group VII, L.L.C.                /s/ Michael Maher
A Delaware Limited Liability Company                 ------------------------
                                                     Signature

                                                     Michael Maher
                                                     Chief Financial Officer/
                                                     Attorney-In-Fact

Irwin Federman                                       /s/ Michael Maher
                                                     ------------------------
                                                     Michael Maher
                                                     Attorney-In-Fact

Winston S. Fu                                        /s/ Michael Maher
                                                     ------------------------
                                                     Michael Maher
                                                     Attorney-In-Fact

Steven M. Krausz                                     /s/ Michael Maher
                                                     ------------------------
                                                     Michael Maher
                                                     Attorney-In-Fact

David Liddle                                         /s/ Michael Maher
                                                     ------------------------
                                                     Michael Maher
                                                     Attorney-In-Fact

Stuart G. Phillips                                   /s/ Michael Maher
                                                     -----------------
                                                     Michael Maher
                                                     Attorney-In-Fact

Jonathan D. Root                                     /s/ Michael Maher
                                                     ------------------------
                                                     Michael Maher
                                                     Attorney-In-Fact

Philip M. Young                                      /s/ Michael Maher
                                                     ------------------------
                                                     Michael Maher
                                                     Attorney-In-Fact

CUSIP No. 04648K105                SCHEDULE 13D              Page 22 of 24 Pages
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                                  EXHIBIT INDEX

                                                                     Found on
                                                                   Sequentially
Exhibit                                                           Numbered Pages
-------                                                          ---------------
Exhibit A: Agreement of Joint Filing                                    23
Exhibit B: Reference to Michael P. Maher as Attorney-In-Fact            24

CUSIP No. 04648K105                SCHEDULE 13D              Page 23 of 24 Pages
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                                    EXHIBIT A

                            Agreement of Joint Filing

      The Reporting Persons hereby agree that a single Schedule 13D (or any amendment thereto) relating to the Common Stock of At Road, Inc. shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.

CUSIP No. 04648K105                SCHEDULE 13D              Page 24 of 24 Pages
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                                    EXHIBIT B

                 REFERENCE TO MICHAEL MAHER AS ATTORNEY-IN-FACT

      Michael P. Maher has signed the enclosed documents as Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.